                                                                                                                                                            FOR IMMEDIATE RELEASE

                                                                                                                                                                                                    Contact: Christopher J. Eperjesy
                                                                                                                                                                                                    (262) 638-4343

TWIN DISC, INC., ANNOUNCES FISCAL 2008 SECOND-QUARTER FINANCIAL RESULTS

· Quarterly Sales Were A Second Quarter Record

Second Best Second-Quarter Earnings in Company’s History

Six-Month Backlog Up 7.9 Percent Over Last Year

RACINE, WISCONSIN—January 22, 2008—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2008 second quarter.

     Sales for the quarter ended December 28, 2007 improved 10.3 percent to $81,894,000 from $74,239,000 in the same period a year ago. Year-to-date, sales increased 11.1 percent to $155,507,000 from $140,013,000 in the fiscal 2007 first half. For the fiscal 2008 second quarter, favorable foreign currency translation represented $5,137,000 of the $7,655,000 increase in sales. For the fiscal 2008 first half, favorable foreign currency translation represented $7,494,000 of the $15,494,000 increase in sales. The remainder of the increase for both the fiscal 2008 second quarter and first half was mainly the result of strong sales of marine and propulsion products to the commercial marine and mega yacht markets, as well as continued demand for land based transmission products for the Airport Rescue and Fire Fighting (ARFF) and military markets.

     Gross profit, as a percentage of fiscal 2008 second-quarter sales, decreased 2.0 percentage points to 30.9 percent from 32.9 percent in the fiscal 2007 second quarter. Year-to-date, gross profit, as a percentage of sales, decreased modestly, 0.3 percentage points to 31.6 percent from 31.9 percent for the fiscal 2007 first half. Profitability for the fiscal 2008 second quarter was negatively impacted by reduced sales of higher margin products, higher sales of lower margin products and higher material costs, partially offset by higher pricing, expanded outsourcing and lower pension expense. The fiscal 2007 second quarter and first six months included the impact of an unfavorable purchase accounting adjustment to inventory related to the BCS acquisition in the amount of $489,000 and $1,223,000 before tax, respectively. These adjustments were non-cash and no further adjustments were made.

     For the 2008 second quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 21.2 percent, compared to 19.6 percent in the fiscal 2007 second quarter. The higher ME&A expenses were due to an approximate $1,000,000 increase in stock-based compensation primarily due to the increase in the Company’s stock price as of the end of the more…

Page 2, Twin Disc, Inc.

second fiscal quarter, the impact of foreign currency translation from overseas operations and expenditures related to a new global ERP system.

     Year-to-date, ME&A expenses, as a percentage of sales, were 20.6 percent, compared to 20.1 percent in the fiscal 2007 first half. Year-to-date, the impact of foreign currency translation on foreign operations increased ME&A by roughly $1,100,000. In addition, the increase in ME&A expenses related to the global ERP implementation approximated $1,000,000, compared to the fiscal 2007 first half.

     Net earnings for the fiscal 2008 second quarter declined to $4,209,000, or $0.37 per diluted share, compared with $5,670,000, or $0.48 per diluted share, for the fiscal 2007 second quarter. (All earnings per share figures have been adjusted for the December, 2007 two-for-one stock split). Year-to-date, earnings of $9,314,000 were relatively equal to the same period last year, although earnings per diluted share improved to $0.81, compared to $0.79 primarily due to the repurchase of shares in the 2008 fiscal first quarter.

     Earnings before interest, taxes, depreciation and amortization (EBITDA)* decreased to $9,568,000 for the fiscal 2008 second quarter from $11,991,000 for the fiscal 2007 second quarter. For the fiscal 2008 first half, EBITDA increased to $20,409,000, compared to $20,127,000 for the fiscal 2007 comparable period.

     Commenting on the results, Michael E. Batten, Chairman, President and Chief Executive Officer, said, “Demand for our products across most of our product lines continues to be historically high; however, we have begun to experience a shift in our sales mix. Most noticeably, we have begun to experience a slow down in demand for our oil and gas transmissions, which has affected profitability. In addition, our industrial markets continue to experience a cyclical softening. However, despite a slowdown in these sectors, our commercial and mega yacht segments of the marine market and our Airport Rescue and Fire Fighting and military markets continue to grow. We continue to focus our efforts on expanding into new geographic markets, lowering our manufacturing costs through productivity improvements and global outsourcing initiatives in order to offset some of the margin pressures caused by an unfavorable change in sales mix and higher materials costs.

     “Looking ahead, we continue to expect that fiscal 2008 will be another good year for Twin Disc. Our backlog of orders to be shipped over the next six months, which reflects this changing business mix, was $121,281,000, an increase of 7.9 percent from $112,426,000 in the same period a year ago and up 9.9 percent from $110,357,000 at fiscal 2007 year end.”

     Christopher J. Eperjesy, Vice President – Finance, Chief Financial Officer and Treasurer, stated, “During the quarter, our capital investments included $4,318,000 for upgrading our manufacturing processes and the implementation of a global ERP system. We expect capital expenditures to be between $15,000,000 and $17,000,000 in fiscal 2008. These expenditures reflect the Company’s plans to continue investing in modern equipment and facilities, our global ERP system, and new products.

     “At December 28, 2007, total debt was $55,546,000, compared to $43,920,000 at June 30, 2007 and $55,156,000 at the end of the 2008 first quarter. The increase from the prior fiscal year end can be primarily attributed to the stock repurchases made in fiscal 2008’s first quarter. Our total

Page 3, Twin Disc, Inc.

debt to total capitalization now stands at 32.0 percent compared to 27.6 percent at June 30, 2007. We continue to be comfortable with our capital structure and have the financial flexibility to continue to look at ways to further expand our businesses, including acquisitions. Working capital at December 28, 2007 increased 9.0 percent to $101,721,000, compared to $93,322,000 at June 30, 2007.”

     Twin Disc will be hosting a conference call today (January 22, 2008) to discuss these results and to answer questions at 2:00 p.m. EST. To participate in the conference call, please dial 800-762-9441 five to 10 minutes before the call is scheduled to begin. A replay will be available from 5:00 p.m. EST January 22, 2008 until midnight on January 29, 2008. The number to hear the teleconference replay is 800-406-7325. The access code for the replay is 3829987.

     The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://www.twindisc.com/companyinvestor.aspx and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

     Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures (EBITDA)

     EBITDA represents net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Consolidated Statements of Operations and Consolidated Statements of Cash Flows data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Twin Disc has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

--Financial Results Follow--

Page 4, Twin Disc, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data; unaudited)

	Three Months Ended		Six Months Ended
	December 28, December 31,		December 28, December 31,
	2007	2006	2007	2006

Net sales	$81,894	$74,239	$155,507	$140,013
Cost of goods sold	56,548	49,850	106,311	95,311

Gross profit	25,346	24,389	49,196	44,702
Marketing, engineering and
administrative expenses	17,378	14,528	32,072	28,180
Interest expense	825	824	1,568	1,467
Other expense (income), net	179	(248)	174	(328)

Earnings before income
taxes and minority interest	6,964	9,285	15,382	15,383
Income taxes	2,729	3,573	5,967	5,950
Minority interest	(26)	(42)	(101)	(91)
Net earnings	$ 4,209	$ 5,670	$ 9,314	$ 9,342

Earnings per share:
Basic	$ 0.37	$ 0.49	$ 0.82	$ 0.80
Diluted	$ 0.37	$ 0.48	$ 0.81	$ 0.79

Average shares outstanding:
Basic	11,261	11,618	11,378	11,610
Diluted	11,399	11,812	11,515	11,802

Dividends per share	$0.0700	$0.0475	$0.1250	$0.0950

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA

(In thousands; unaudited)

	Three Months Ended		Six Months Ended
	December 28,	December 31,	December 28,	December 31,
	2007	2006	2007	2006

Net earnings	$4,209	$5,670	$9,314	$9,342
Income taxes	2,729	3,573	5,967	5,950
Interest expense	825	824	1,568	1,467
Depreciation and amortization	1,805	1,924	3,560	3,368
Earnings before interest, taxes,
depreciation and amortization	$9,568	$11,991	$20,409	$20,127

Page 5, Twin Disc, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 28,	June 30,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$22,117	$19,508
Trade accounts receivable, net	59,797	63,277
Inventories, net	87,615	76,253
Deferred income taxes	6,360	6,046
Other	10,245	8,156

Total current assets	186,134	173,240

Property, plant and equipment, net	61,858	56,810
Goodwill	17,889	17,171
Deferred income taxes	2,322	3,956
Intangible assets, net	9,567	9,352
Other assets	6,928	6,655

	$284,698	$267,184

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities on long-term debt	$1,933	$1,768
Accounts payable	35,133	28,896
Accrued liabilities	47,347	49,254

Total current liabilities	84,413	79,918

Long-term debt	53,613	42,152
Accrued retirement benefits	23,861	26,392
Other long-term liabilities	3,890	2,640

	165,777	151,102

Minority interest	655	645

Shareholders' equity:
Common stock	14,204	13,304
Retained earnings	128,986	121,109
Accumulated other comprehensive income (loss)	3,055	(4,493)

	146,245	129,920
Less treasury stock, at cost	27,979	14,483

Total shareholders' equity	118,266	115,437
	$284,698	$267,184

Page 6, Twin Disc, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Six Months Ended
	December 28,	December 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 9,314	$ 9,342
Adjustments to reconcile net earnings to cash
provided (used) by operating activities:
Depreciation and amortization	3,560	3,368
Other non-cash changes	1,967	869
Net change in working capital	(3,813)	(19,987)
	11,028	(6,408)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(6,820)	(8,011)
Proceeds from sale of fixed assets	200	101
	(6,620)	(7,910)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	-	(3,194)
Increase (decrease) in notes payable, net	12	(396)
Proceeds from long-term debt	11,393	16,255
Proceeds from exercise of stock options	100	56
Purchase of treasury stock	(13,367)	(51)
Dividends paid	(1,437)	(1,109)
Other	18	(47)
	(3,281)	11,514

Effect of exchange rate changes on cash	1,482	1,118

Net change in cash and cash equivalents	2,609	(1,686)

Cash and cash equivalents:
Beginning of period	19,508	16,427

End of period	$22,117	$14,741

####